EXHIBIT 10.1

E M P L O Y M E N T   A G R E E M E N T

( w i t h   R S U   a d d e n d u m )

This Employment Agreement with a nonqualified stock option plan (hereinafter “Agreement”) is executed this 1st day of the month of May in the year 2013 by and between ORO EAST MINING, INC., a Delaware corporation (hereinafter “Company”) and Rex Yuen (hereinafter “Employee”). The Agreement shall set forth the terms of Employee’s employment at Company, and the parties’ obligations.

A.	SCOPE OF EMPLOYMENT.
a.	Employee Position Title. Employee has been hired to start employment as Company’s Chief Financial Officer.
b.
Officer Position. Employee’s position with the Company shall be deemed an Officer position and shall be covered any of the Company’s Directors and Officers insurance policies. Employee shall meet regularly with the officers of the Company pursuant to the Bylaws or as such meetings are scheduled. Employee acknowledges that an updated copy of the Bylaws has been furnished to Employee and that he or she has thoroughly reviewed it and understands the contents therein.

c.	Location of Employment. Employee shall be hired through Company’s offices located at 7817 Oakport Street, Suite 205, Oakland, California, with employment governed by California law.
i.
Employee may, from time to time, at the discretion and decision of Company but with reasonable advance notice to Employee, be relocated to a different office location or work off-site, off-site being defined as any location authorized by Company for Employee to work from that is not a Company office location of record.

ii.
Employee may, subject to reasonable advance notice from Company, be relocated to work from a different office location of Company. The office location set forth herein is subject to change, though not without reasonable advance notice to Employee.

d.	Description of Employee’s Responsibilities. To start, Employee shall be responsible for the following (hereinafter “Employee’s Responsibilities”):
i.
Controllership duties - Presenting and reporting accurate and timely historical financial information of the Company; Prepare and maintain regular financial planning reports; Monthly profit and loss forecasts for division;

ii.
Treasury duties – Assist in investment decisions of the Company, taking into consideration risk and liquidity. In addition, oversee the capital structure of the Company, determining the best mix of debt, equity and internal financing; address issues surrounding capital structure; Develop and maintain capital budget.

iii.
Economic strategy and forecasting – Identify and report what areas of Company are most efficient and how Company can capitalize on said information; economic forecasting and modeling; assist in developing both strategic and tactical recommendations. Assess organizational performance against both the annual budget and Company’s long-term strategy. Develop tools and systems to provide critical financial and operational informational to the Chief Executive Officer and make actionable recommendations on both strategy and operations;

i.
Operational strategy – Engage the board around issues, trends, and changes in the operating models and operational delivery; Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (auditors, investment advisors, etc.);

ii.
Executive management – Serve as a member of the executive leadership team; participate in key decisions pertaining to strategic initiatives, operating model, and operational execution; Represent Company in efforts with investment bankers and potential investors; Prepare various analyses and reports required by corporate development efforts.

iii.
Finance – Oversee cash flow planning; ensure availability of funds as needed; oversee cash, investment, and asset management; Oversee financing strategies and activities as well as banking relationships; Develop and utilize forward-looking, predictive models and activity-based financial analyses to provide insight into the organization’s operations and business plans.

iv.
Accounting and administration – Oversee the accounting department to ensure proper maintenance of al accounting systems and function; Ensure timeliness, accuracy, and usefulness of financial and management reporting for federal and state funders, foundations, etc.; Maintain appropriate internal controls and financial procedures; Coordinate audits and proper filing of tax returns; Ensure legal and regulatory compliance regarding all financial functions; Oversee preparation of month-end, quarter-end, and year-end financial statements; Review all month-end closing activities including general ledge maintenance, balance sheet reconciliations, and corporate or overhead cost allocation; Develop and manage accounting staff as needed; Manage the Company’s insurance program, real estate affairs consisting of leases and subleases.

v.	Any activities or duties that are reasonably and foreseeably within the scope of Employee’s position title and related to Employee’s Responsibilities;
vi.
Employee acknowledges that the foregoing list of duties and responsibilities is not exhaustive, and that Employee may be called on to perform other duties and responsibilities when the Company is understaffed or in exigent or special circumstances. Employee understands that he or she may be asked to assist the Company in a manner that may be deemed outside the scope of Employee’s Responsibilities

b.	Permitted Activities Beyond Employee’s Responsibilities.
B.
COMPENSATION. Company shall pay Employee an annual rate of Eighty Five Thousand dollars ($85,000.00) (hereinafter “Compensation”). Compensation shall be paid to Employee in accordance with the schedule of salary payment in effect for other certified employees or in some other way mutually agreed to by both parties. Such compensation shall be based upon 260 work days each year. Company and Employee may mutually agree to adjust the salary of Employee during the term of this Agreement, but in no event shall Employee be paid less than the salary that Employee presently receiving. Any adjustment in salary made during the life of this Agreement shall be in the form of an amendment and become part of this Agreement, but it shall not be deemed that Company and Employee have entered into a new contract or that the termination date of the existing Agreement has been extended. Company does not offer any severance compensation to employees.

C.
REIMBURSEMENT OF EXPENSES. Any expenses incurred by Employee on behalf of the Company must be approved by the Company in writing in advance of incurrence of the expense. If advance written consent from the Company is not given for an expense, then Company reserves the right to decline reimbursement of that expense.

D.	BENEFITS (hereinafter “Benefits”).
a.
Paid Holidays. Employee shall be paid for all holidays as set forth in the Employee Handbook and/or Company Policies (hereinafter “Paid Holidays”). The dates for the Paid Holidays will change from year to year. It is Employee’s own responsibility to keep up to date on the Employee Handbook and Company Policies to know what days each year are Paid Holidays.

b.
Paid Time Off. Once an Employee has been employed with Company for 12 consecutive months, the Employee shall earn 7 days of Paid Time Off (“PTO”) on the 12th month, or anniversary date of Employee’s date of employment with Company. Thereafter, the Employee shall earn 1 day of PTO per year of employment, up to 15 PTO days per year. PTO per year is capped at 15 PTO days. Employee may withdraw from his or her PTO hours to take time off work, without having to specify a reason. PTO hours shall cover planned vacations and sick days. The Company shall not distinguish between days taken off for vacation or days taken off for sick leave for purposes of PTO.

c.	Health and Medical. Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
d.	Disability. Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
e.	401(k). Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
f.	Pension. Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
g.	Life Insurance. Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
h.	Stock Options/Stock Grant. See RSU Addenda.
i.	Tax Sheltered Annuities. Commensurate with Company policy as set forth in the Employment Handbook, Policies & Procedures.
E.	PERFORMANCE REVIEWS. There may be periodic performance reviews of Employee, which shall be used to determine bonuses or other compensation of Employee.
F.
WORKS FOR HIRE. Employee acknowledges and agrees that all duties performed hereunder are specifically ordered or commissioned by Company (hereinafter “Work”). Work constitutes work made-for-hire as defined in the United States Copyright Act and Company shall be the owner of all rights in and to the Work. Work shall include, but not be limited to all material and information created by Employee in the course of or as a result of Employee’s engagement with Company fixed in a tangible medium of expression, including but not limited to notes, drawings, memoranda, correspondences, documents, records, charts, codes, etc. To the extent that Work is not recognized as work-made-for-hire, Employee hereby assigns, transfers, and conveys to Company, without reservation, all rights, title, and interest in Work. In the event that Employee conceives of any design, mark, trademark, or invention during the scope of Employee’s employment with Company, all such conceptions in the entirety shall be the sole intellectual property of Company.

G.
OWNERSHIP AND SURRENDER OF RECORDS. All papers, documents, books, and records of every kind and description relating to the business and affairs of Company, or any of its affiliates or subsidiaries (hereinafter “Records”), whether or not prepared by Employee shall be the sole and exclusive property of Company, and Employee agrees to surrender all Records to Company at any time upon Company’s request.

H.
NON-COMPETITION NON-SOLICITATION CLAUSE.  Employee shall not directly or indirectly engage, own, manage, operate, sell, finance, control or participate in the engagement, ownership, management, operation, sales, finance or control of, or be connected in any manner with, any business that competes with the business of Company. Employee shall not usurp any sales, potential sales, profits, potential profits, or business opportunities from Company to use for Employee’s own benefit or for a third party’s benefit. Employee shall at no time act in his or her self-interest to the detriment of Company. Employee shall not any time during the course of employment engage in self-dealing. Employee shall not directly or indirectly approach or solicit in connection with a competing business purpose, or divert, interfere with or take away, or attempt to approach or solicit in connection with a competing business purpose, or divert, interfere or take away, the business or patronage of any of the clients, customers or suppliers of Company that are presently existing or identified as prospective business partners, joint venturers, clients, customers or suppliers. Employee shall not recruit or solicit any person who is or was employed by Company or any respective affiliates, or induce or attempt to induce or take any action which is intended to induce any employee of Company or any respective affiliates to terminate his or her employment with, or otherwise cease his or her relationship with Company or usurp any of the customers, clients, personnel, contractors, subcontractors, or other agents or representatives of or relating to Company for the benefit of Employee. Employee shall refrain from interfering in any manner with the contractual and/or employment relationships of Company. In sum, Employee is barred from using the knowledge and skills he or she acquired through Company to start a company that directly competes against Company within the scope set forth in this paragraph. Additionally, Employee agrees not to steal business from Company for his or her personal profit. Employee shall not induce or attempt to induce Company’s employees, independent contractors, agents, customers, or suppliers to stop working for or doing business with Company. The scope of this Non-Competition Non-Solicitation Clause shall be for the life of this Agreement, including any extensions, plus two (2) years, and shall cover the geographic region of the State of California.

I.
CONFIDENTIALITY CLAUSE. Company may within the scope of this Agreement convey, communicate, transmit to Employee certain information relating to products, services, research, development, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers, or other related information or documentation that is non-public, confidential, and/or proprietary in nature (hereinafter “Confidential Information”). All such Confidential Information, whether written or oral, whether furnished before or after the dates hereof, must be held by the bound parties in strictest confidence. Employee must exercise best efforts to care and maintain the confidentiality of Confidential Information. Employee shall not disclose Confidential Information to any person whatsoever, with the term “person” designating broadly any or all of the following, without limitation: governmental entities, corporations, partnerships, companies, entities, institutions, agencies, agents, or individuals, provided however, that the foregoing obligations regarding confidentiality shall not apply to any information that is or becomes generally available to or known by the public other than as a result of a disclosure made by Employee. Additionally, Employee shall not use any know-how acquired from Confidential Information in any activities not related to Employee’s employment with Company nor may Employee at any time use Confidential Information in any way that would be detrimental to Company or which may arise to usurping of profits or business opportunities from Company. In sum, Employee shall not without express authorization furnish to third parties, disclose or publish in any way the names of Company’s customers or suppliers or any trade secrets of Company or any financial information regarding sales, profits, or losses of Company.

J.
EMPLOYEE HANDBOOK INTEGRATION. Employee hereby acknowledges that he or she has received a copy of the Company Employee Handbook (hereinafter “Handbook”), has carefully reviewed it, has had an opportunity to ask and have answered any questions or concerns he or she may have regarding the Handbook and consents to all terms therein. The Handbook is hereby incorporated by reference and integrated into this Agreement. In the event of any conflicts of terms between the Handbook and this Agreement, this Agreement shall prevail.

K.
COMPANY POLICIES INTEGRATION. Employee hereby acknowledges that he or she has received a copy of the Company Policies (hereinafter “Company Policies”), that the Company Policies may be subject to change from time to time, but that Employee will be put on notice of any changes to Company Policies through memoranda issued throughout the company or at meetings. Employee is bound by this Agreement to adhere to all Company Policies and understands that breach of any of the Company Policies shall be deemed a breach of this Agreement and Employee may be subject to termination. Employee has the right to ask the Company at any time for a full copy of all updated Company Policies for review. It shall be Employee’s responsibility to actively know and be updated on the current Company Policies.

L.
TERMINATION OF EMPLOYMENT. Employee is hired as an at-will employee, as defined by the California labor code and applicable laws. Nonetheless, this Agreement may be terminated in any of the following manners, and in the event of such termination, Employee shall have no right to severance payments:

a.	Mutual Agreement of Company and Employee;
b.	Employee’s breach of any terms of this Agreement;
c.
Change of Control of Company, where the shareholders or directors have substantially changed or there has been a merger or acquisition, then this Agreement shall automatically terminate on the effective date of the change of control, unless otherwise agreed upon in writing by the parties;

d.	Retirement or Resignation of Employee;
e.
Disability of Employee: In the event that Employee has been unable to work regularly scheduled hours and/or perform pursuant to this Agreement for more than 12 weeks in any given year or Employee exhausts the job protections of the Family and Medical Leave Act, then the parties acknowledge that due to Employee’s job function being essential to the Company and any work delays of employee will have a substantially detrimental impact on Company, that under such conditions, Company shall have the right to terminate Employee’s employment. Employee is advised that he or she may be eligible for COBRA and that Employee should consult the Department of Labor for more information;

f.
Discharge for Cause, where Employee has engaged in conduct that amounts to being seriously prejudicial to Company, including but not limited to neglect, breach of contract, violation of laws, codes, or regulations, fraud, misrepresentation, with the reasons for the discharge for cause given to Employee in writing; or

g.
Unilateral Termination by Company, where Company at its option and with a minimum of fourteen (14) days written notice to Employee unilaterally terminate this Agreement and Employee’s employment. Employee shall not be entitled to severance pay. However, Employee shall be entitled to all of the aggregate salary and other compensation earned under the Agreement up to the date of termination as set forth in the written notice

M.
NO MISREPRESENTATIONS. Employee hereby represents to Company that all information and facts that Employee has or will ever furnish to Company shall be true and correct to the best of Employee’s knowledge. Employee hereby represents to Company that he or she has not nor will make any material misrepresentations or omissions of material information to Company. In the event that Company discovers Employee has intentionally falsified information to Company that Company relied on to hire Employee, Company shall have the right to terminate Employee immediately and confiscate Employee’s last paycheck as liquidated damages for the misrepresentation or fraud.

N.	DISPUTE RESOLUTION. In the event of disagreement, conflict or controversy between the parties arising from this agreement, the parties agree to proceed with dispute resolution as follows:

a.
Negotiation. The Parties agree that, before resorting to any formal dispute resolution process concerning any dispute arising from or in any way relating to this Agreement (hereinafter “Dispute”), they will first attempt to engage in good faith negotiations in an effort to find a solution that serves their respective and mutual interests, including their continuing business and/or professional relationship. The parties agree to participate directly in the negotiations. Unless otherwise agreed in writing, the Parties shall have five (5) business days from the date the questioning party gives Notice pursuant to the terms of this agreement of the particular issue to begin these negotiations and fifteen (15) business days from the Notice date to complete these negotiations concerning the Dispute.

b.
Mediation. If the negotiations do not take place within the time provided in paragraph (a) above, or if the negotiations do not conclude with a mutually agreed upon solution within that time frame (or its agreed upon extension), the Parties agree to mediate any Dispute. If the Parties cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as mediator. The Parties agree to have the principals participate in the mediation process, including being present throughout the mediation session(s). The Parties shall have 45 days within which to commence the first mediation session following the conclusion of their good faith negotiations or expiration of the time within which to negotiate (as stated in "a" above). The Parties agree that any mediated settlement agreement may be converted to an arbitration award or judgment (or both) and enforced according to the governing rules of civil procedure. The Parties further confirm their motivating purpose in selecting mediation is to find a solution that serves their respective and mutual interests, including their continuing business/professional relationship. The Parties hereby agree and acknowledge that value and consideration of said mediation clause is Fifty Thousand Dollars ($50,000.00) and therefore repudiation of the mediation clause shall entitle the non-breaching party to liquidated damages in the sum of Fifty Thousand Dollars ($50,000.00).

c.
Arbitration. If the mediation provided for in paragraph (b) above does not conclude with an agreement between the Parties resolving the Dispute, the Parties agree to submit the Dispute to binding arbitration. If the Parties cannot agree on an arbitrator, the person who served as mediator shall select the person to serve as arbitrator from a list compiled by the Parties or, where the Parties do not compile a list, from a list maintained by a bona fide dispute resolution service provider or private arbitrator. The arbitrator's award prepared by the arbitrator shall be final, binding and may be converted to a judgment by a court of competent jurisdiction upon application by either party. The arbitrator's award shall be a written, reasoned opinion (unless the reasoned opinion is waived by the Parties). The Parties shall have ten (10) days from the termination of the mediation to appoint the Arbitrator and shall complete the arbitration hearing within six (6) months from the termination of the mediation. The arbitrator shall have the authority to control and limit discovery sought by either party. The arbitrator shall have the same authority as a court of competent jurisdiction to grant equitable relief, and to issue interim measures of protection, including granting an injunction, upon the written request with notice to the other party and after opposition and opportunity to be heard. The arbitrator shall take into consideration the Parties' intent to limit the cost of and the time it takes to complete dispute resolution processes by agreeing to arbitrate any Dispute.

O.
NO WAIVER OR CUMULATIVE REMEDIES. No failure or delay on the part of any undersigned party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

P.	ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
Q.
NO THIRD PARTY BENEFICIARIES. Unless otherwise provided for in writing and signed and acknowledged by both parties, there shall be no third party beneficiaries to this Agreement. This Agreement is non-assignable, non-transferrable, and the duties that the undersigned parties are obliged to perform are non-delegable unless otherwise provided for in writing and signed and acknowledged by both parties.

R.
INTEGRATION. This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

S.
SEVERABILITY. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

T.
COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

U.
CHOICE OF LAW AND FORUM. This Agreement shall be interpreted under the laws of the State of California, United States. Any litigation under this agreement shall be resolved in the trial courts of Alameda County, State of California or the Northern District of California, whichever may be applicable.

V.
AUTHORITY AND CONSENT. The undersigned parties hereby represent and warrant that he or she has been duly authorized by its corporate entity or principal to enter into this Agreement and to bind that corporate entity or principal to the terms hereof. Employee has been advised by Company and he or she fully understands that he or she has the right to have Employee’s own legal counsel review this Agreement prior to execution. Employee has been given reasonable opportunity to review this Agreement carefully and/or have his or her legal counsel review the Agreement and that by signing below, Employee acknowledges that he or she is knowingly and voluntarily entering into this Agreement and, if no legal counsel was sought, that Employee knowingly and voluntarily waives right for a legal counsel to review this Agreement.

SIGNATURE BLOCK ON NEXT PAGE

IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed this date of May 1, 2013 at Oakland, California.

COMPANY:		EMPLOYEE:
s/ Tian Q. Chen		s/ Rex Yuen

Company:	Oro East Mining, Inc.	Print Name:	Rex Yuen
Print Name:	Tian Q. Chen
Print Title:	Chief Executive Officer

RSU SCHEDULE
ADDENDUM TO EMPLOYMENT AGREEMENT

This RSU SCHEDULE ("Schedule"), made and entered into as of this May 1, 2013 (the "Grant Date"), by and between Oro East Mining, Inc., a Delaware Company (the "Company") and the following individual (“Participant”):

Full Legal Name	:	Rex Yuen

This Schedule sets forth the terms and conditions of Restricted Stock Units issued pursuant to the Company's Stock Incentive Plan (the "Plan") and this Schedule. Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

1. GRANT OF RSU. Subject to the provisions of this Schedule, the Plan and the Employment Agreement, dated May 1, 2013, by and between the Participant and the Company (the "Employment Agreement"), the Company hereby grants to the Participant a total of 60,000 (Sixty Thousand) Restricted Stock Units or RSUs (the "Restricted Stock Units") pursuant to the following vesting schedule and to be effective on the Grant Date:

Years of Employment (Restricted Period)	Vesting Percentage
1 (One Year)	10%
2 (Two Years)	25%
3 (Three Years)	45%
4 (Four Years)	70%
5 (Five Years)	100%

Each RSU entitles Participant upon satisfaction of the continued employment and as set forth herein, in the Plan, and Participant’s Employment Agreement, to receive from Company the following: (i) one (1) share of the Company's common stock, par value $0.0001 per share, ("Stock"); and (ii) quarterly cash payments equivalent to any cash dividends paid to stockholders of the Company, each in accordance with the terms set forth herein, in the Plan, and the Employment Agreement. By signing this Schedule, Participant acknowledges that he or she has received a copy of the Plan and has read it carefully, understanding all terms and conditions therein. If Participant did not understand any part of the Plan, Participant has been given an opportunity to ask questions or consult with an attorney or other licensed professional. By signing herein, Participant agrees to all terms set forth in the Plan, which is hereby incorporated by reference and binding into this Schedule. Participant further acknowledges that the Plan is subject to change from time to time, which shall constitute modifications to the contractually binding terms between the parties regarding the RSU and that Participant shall be fully apprised in writing by notice of any changes to the Plan.

The Grant set forth herein shall be effective as of the Grant Date first written above.

2. CONSIDERATION. The consideration for the Restricted Stock Units is your continued service to the Company as a full-time employee during the Restricted Period set forth in the table in Section 1 above. If you do not continue to perform services for the Company as a full-time employee during the entire Restricted Period, your award will be forfeited in whole or in part.

3.  RESTRICTIONS ON TRANSFER; FOREFEITURE. During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Company and you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs. You will, however, have the right to receive a cash payment for each RSU equivalent to the cash dividend paid to stockholders on a share of Stock at the time the corresponding dividend is paid to stockholders and this right continues until the expiration of the Restricted Period and until the date that Stock is deliverable to you.
(a) Your shares will be delivered to you as soon as practicable upon the expiration or termination of the Restricted Period. In the event Internal Revenue Code Section 409A(a)(2)(B)(i) applies because you are a key employee receiving a distribution on account of a termination of employment, delivery of stock may be delayed for six months from such date; similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. The certificates delivered to you may contain any legend the Company determines is appropriate under the securities laws. At the time the Restricted Period for your RSUs terminates, the Company is required to collect from you the appropriate amount of federal, state and local taxes. The Company may be required to collect FICA taxes from you prior to the termination of the Restricted Period if you become eligible for retirement prior to the termination of that period. In this regard, please see "Timing of Taxation and Withholding" below. After the Stock is delivered to you, you (or your designee(s)) will enjoy all of the rights and privileges associated with ownership of the shares, including the rights to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell the shares may be limited under the federal securities laws.
(b) You have the right to designate a beneficiary (or beneficiaries) to receive your shares in exchange for your RSUs in the event of your death during the Restricted Period by completing a beneficiary designation form available by request made to the Chief Executive Officer by addressing the request to the attention of Tian Q. Chen, Oro East Mining, Inc., 7817 Oakport Street, Suite 205, Oakland, California, Email: tian@oroeast.com. If, at Participant’s death, a beneficiary has not been designated, your RSUs will be transferred to the personal representative of your estate.
(c) The vesting of the RSUs awarded under this Schedule is subject to continued employment with the Company from the Grant Date until the dates noted in the table set forth in Section 1 (the "Restricted Period"). If these requirements are not satisfied you may forfeit all or part of your RSUs. Upon forfeiture, you will no longer have the right to receive Stock for forfeited RSUs or to receive cash payments as dividend equivalents.

4. VESTING. The Restricted Stock Units shall vest as set forth in the table in Section 1, so long as the Participant has remained continuously employed by the Company from the Grant Date through such dates. For purposes of this Schedule, employment with the Company shall include employment with the Company's affiliates and its successors. Nothing in this Schedule or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate the Participant's employment at any time.

5. CHANGES IN CAPITALIZATION. In the event of a stock split, stock dividend or other similar action resulting in additional shares of Stock being issued to existing stockholders during the Restricted Period or in the event of a reverse stock split resulting in a contraction in the number of shares outstanding during the Restricted Period, the number of your RSUs will be adjusted in the same manner as if you held actual shares of Stock.

6. TIMING OF TAXATION AND WITHHOLDING. Upon the expiration or termination of the Restricted Period, the Fair Market Value of the Stock deliverable to you in respect of the RSUs will be taxable to you as compensation income, based on the Fair Market Value of Stock on the day the Stock is deliverable to you, and withholding of Federal, state, and local taxes will apply at the minimum rate prescribed by law. FICA tax withholding also will apply except to the extent FICA taxes have already been collected in the case of retirement-eligible employees as described below. (If IRC Section 409A(a)(2)(B)(i) applies because you are a key employee receiving Stock on account of a termination of employment or if you are an Insider, your Stock may not be deliverable to you for six months following such date of termination and, accordingly, the Fair Market Value of the Stock on that date shall be used for purposes of determining your compensation income.) Your tax basis in shares of Stock delivered to you in respect of the RSUs will be equal to the Fair Market Value of such shares on the day the Stock is deliverable to you. Your holding period for purposes of determining long-term capital gain or loss treatment on any subsequent sale of such Stock will begin on that day. You will be deemed to have elected to pay any withholding tax on Stock deliverable to you by means of the Company's reducing the number of RSUs and shares of Stock deliverable to you in respect of vested RSUs, based upon the minimum rate of withholding prescribed by law. Any cash paid to you as dividend equivalents with respect to RSUs during the Restricted Period will be taxable to you as compensation income and subject to withholding of Federal, state and local income taxes, and FICA taxes. In the event you are or become eligible for retirement during the Restricted Period, a portion of your Award will become subject to FICA taxes prior to the termination of the Restricted Period, and FICA taxes will be withheld with respect to the number of RSUs on which the Restricted Period would terminate if you were to retire. FICA taxes will be computed based upon the Fair Market Value of the Stock on the date of withholding. For example, if you are eligible to retire during the Restricted Period, then you would become subject to FICA taxes on the later of the first anniversary of the Award Date or the date that you become retirement eligible, and FICA taxes would be withheld even though Stock would not be deliverable to you until the close of the Restricted Period. The Company will withhold such FICA tax from your regular wages or MICP payment, if applicable pursuant to the terms of Participant’s employment. The Company may collect the FICA withholding from you either shortly before or after the date it is due and in the case of Insiders may require delivery of a check to satisfy any shortfall in the withholding. Since we will withhold at the minimum rate prescribed by law for these awards, you may owe additional taxes as a result of the termination or expiration of the Restricted Period.

7. TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.
(a) In the event of the Participant's Termination of Employment by the Company without Cause (as defined in the Employment Agreement), by the Participant for Good Reason (as defined in the Employment Agreement), or by reason of the Participant's death or Disability (as defined in the Employment Agreement), any portion of the Restricted Stock Units that has not vested as of the date of the Participant's Termination of Employment shall immediately vest, and the vested Restricted Stock Units shall expire as set forth in this Schedule.
(b) In the event of the Participant's Termination of Employment by the Company for Cause (as defined in the Employment Agreement) or by the Participant without Good Reason (as defined in the Employment Agreement), any portion of the Restricted Stock Units that has not vested as of the date of the Participant's Termination of Employment shall immediately be forfeited, and the vested Restricted Stock Units shall expire as set forth in this Schedule.
(c) In the event of a Change in Control (as defined in the Employment Agreement), any unvested and outstanding portion of the Restricted Stock Units shall immediately and fully vest, and the vested Restricted Stock Units shall expire as set forth in this Schedule.

8. TRANSFERABILITY. The Restricted Stock Units shall not be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Board of Directors (“Board”) from time to time. The Restricted Stock Units shall be exercisable, subject to the terms of the Plan, only by the Participant, the Participant's estate or beneficiary, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this Section 7, it being understood that the term "Participant" includes such guardian, legal representative and other permitted transferee.

9. SUCCESSORS, ASSIGNS AND TRANSFEREES. This Schedule shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns and permitted transferees (including, upon the death of the Participant, the Participant's estate).

10. ADMINISTRATION. The authority to manage and control the operation and administration of this Schedule shall be vested in the Board, and the Board shall have all powers with respect to this Schedule as it has with respect to the Plan; provided that nothing herein or in the Plan shall prevent or limit the Participant from contesting any interpretation or determination made by the Board; and provided, further, that notwithstanding the stated authority of the Board under the Plan, the terms "Cause," "Good Reason," "Disability" and "Change in Control" shall be determined pursuant to the Employment Agreement and not pursuant to this Schedule, and the interpretation of such terms pursuant to the Employment Agreement shall be final, binding and conclusive for purposes of this Schedule.

11. INCORPORATION OF PLAN. Subject to the limitations contained in this Schedule, all terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. The Participant may obtain a copy of the Plan from the Director of Human Resources of the Company.

12. NOT AN EMPLOYMENT CONTRACT. Neither this Schedule nor any RSUs shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall they interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of the Participant's employment or other service (subject to the terms of the Employment Agreement) at any time.

13. INTEGRATION. This Schedule and the other documents referred to herein, including without limitation the Plan and the Employment Agreement, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Schedule, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

14. COUNTERPARTS. This Schedule may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Schedule by providing an appropriate facsimile signature and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

15. MODIFICATION; WAIVER. No provision of this Schedule may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Schedule to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Participant has executed this Schedule on the Participant's own behalf, thereby representing that the Participant has carefully read and understands this Schedule and the Plan as of the day and year first written above, and the Company has caused this Schedule to be executed in its name and on its behalf, all as of the date first written above.

AGREED AND ACCEPTED THIS DATE OF May 1, 2013 AT OAKLAND, CALIFORNIA:

COMPANY:		EMPLOYEE:
s/ Tian Q. Chen		s/ Rex Yuen

Company:	Oro East Mining, Inc.	Print Name:	Rex Yuen
Print Name:	Tian Q. Chen
Print Title:	Chief Executive Officer